Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post Effective Amendment No. 1 to the Registration Statement on Form S-4 of our report dated March 10, 2025, which includes an explanatory paragraph relating to Helix Acquisition Corp. II’s ability to continue as a going concern, relating to the financial statements of Helix Acquisition Corp. II as of December 31, 2024 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 14, 2025